UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2019

MercadoLibre, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33647	98-0212790
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Arias 3751, 7th Floor, Buenos Aires, Argentina C1430CRG
(Address of Principal Executive Offices) (Zip Code)

(+5411) 4640-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	MELI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Establishment of Performance Goals under the 2019 Bonus Program

On August 6, 2019, the Board of Directors (the “Board”) of MercadoLibre, Inc. (the “Company”) established the performance goals for the Company’s bonus program for the 2019 fiscal year (the “2019 Bonus Program”). Under the 2019 Bonus Program, the bonus payout for each person who was a “named executive officer” in the Company’s proxy statement for its most recent Annual Meeting (referred to below as “NEOs”) is based on achievement of net income, net revenue and competitive net promoter score as well as a target salary bonus set forth for each NEO by the Board. The Board then applies an adjustment of up to + 50% or -50% to each bonus based upon the individual performance of each NEO.

The Board set each NEO’s target bonus under the 2019 Bonus Program as 30.77% of each NEO’s annual base salary.

Adoption of Compensation Plan for Independent Directors

On August 6, 2019, the Board, upon the recommendation of the Compensation Committee of the Board, approved compensation for independent directors, as defined by the Board, for service during the one year periods commencing at the Company’s annual shareholders’ meeting in 2019, 2020 and 2021. Under the terms of the Board approval, for each year of service the independent directors will receive (i) a cash retainer fee of $72,000 and (ii) shares of restricted stock (“Shares”) having a value equal to $120,000, based on the market value of the company’s stock (as described below). The Shares shall be subject to forfeiture and transfer restrictions until the date of the annual shareholders’ meeting taking place in the year after which the independent director received such Shares. Additionally, the Board approved additional annual cash retainer fees to be paid to each individual serving the Board in one of the following capacities, in the amount of: $15,000 to the chair of the Nominating and Corporate Governance Committee of the Board, $30,000 to lead director of the Board, $21,913 to the chair of the Audit Committee of the Board and $21,913 to the chair of the Compensation Committee of the Board. Both the cash and equity-based compensation is subject to forfeiture in the event that any independent director does not complete the full year of service for which such compensation is due.

The market value of the Shares shall be based on (i) for Shares delivered in 2019, the average price paid by the Company to repurchase Shares on August 8, 2019, (ii) for Shares delivered in 2020 and 2021, the average price paid by the Company to repurchase Shares on June 10, 2020 and 2021, respectively, and (iii) for Shares delivered to an independent director whose service commenced after the Company’s annual shareholders’ meeting, the average price paid by the Company on the date that the Company repurchases Shares in connection with the anticipated delivery of Shares to such new independent director. Shares will be granted pursuant to the Company’s Amended and Restated 2009 Equity Incentive Plan.

The Board additionally approved reimbursement for travel and out-of-pocket expenses incurred by outside directors in connection with attending meetings of the Board and committees of the Board.

Director Resignation

On August 5, 2019, Javier Olivan announced his resignation, effective August 7, 2019, from his position as a member of the board of directors (the “Board”) of MercadoLibre, Inc. (“MercadoLibre). Mr. Olivan said in a statement, “It’s been an incredible six years, and I’m proud of what Marcos and the rest of the management team have achieved. MercadoLibre has become the leading tech company in Latin America and has done an amazing job fostering entrepreneurship by expanding e-commerce and mobile payments across the region. I will continue rooting for the company and the leadership team as I focus my time on other projects.”

Chief Executive Officer of the Company, Marcos Galperin, said in a statement, “Javi has been an amazing value-added Board Member for the last six years. We will greatly miss his knowledge of our industry, candid generosity and, above all, his wonderful personality. We thank him for his years of service, and hope for him to stay close to the company.”

MercadoLibre and the Board are grateful to Mr. Olivan for his service.

Item 8.01 Other Events

On August 6, 2019, the Board approved a stock repurchase pursuant to which on August 8, 2019 the Company may repurchase Shares up to a value of $840,000. On August 6, 2019 the Board also approved the repurchase of Shares pursuant to a trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The Board authorized the Company to repurchase Shares on June 10, 2020 and June 10, 2021 under such trading plan, up to a value of $840,000 in each repurchase. The Board further approved additional repurchases of Shares as necessary in connection with the delivery of Shares to an independent director whose service did not commence at the Company’s annual shareholders’ meeting. All such repurchases were approved in connection with the equity compensation of directors as described above.

The Board resolved that all Share repurchases shall be made in accordance with Exchange Act Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of open market stock repurchases. The authorization does not obligate the Company to acquire any particular amount of common stock, and the repurchase may be suspended or discontinued at the Company’s discretion without prior notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MercadoLibre, Inc.

Dated: August 7, 2019	By:	/s/ Pedro Arnt
	Name:	Pedro Arnt
	Title:	Chief Financial Officer